Exhibit 10.1

Execution Version

GOLDMAN SACHS BANK USA
 200 West Street
 New York, New York 10282-2198

CONFIDENTIAL

November 8, 2020

Casey’s General Stores, Inc.
PO Box 3001
One S.E. Convenience Blvd.
Ankeny, IA 50021
Attention: Stephen P. Bramlage, Jr., Chief Financial Officer

Project Blackshirts
364-Day Bridge Loan Facility Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs” and, together with each other Lender (as defined in Annex A) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties”, “we” or “us”) is each pleased to confirm the arrangements under which (i) Goldman Sachs is exclusively authorized by Casey’s General Stores, Inc. (the “Borrower” or “you”) to act as sole lead arranger, sole bookrunner and administrative agent in connection with, and (ii) each Commitment Party commits to provide the financing for, certain transactions described herein, in each case on the terms set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter).

You have informed us that the Borrower intends to acquire all of the outstanding equity interests of a company previously identified to us by you and codenamed “Blackshirts” (the “Target” and, together with its subsidiaries, the “Acquired Business”) pursuant to an Equity Purchase Agreement (including the exhibits, schedules and annexes thereto, collectively the “Acquisition Agreement”) to be entered into by and among, inter alios, the Borrower, the equity owners of the Target (the “Sellers”) and the Target (such acquisition, including the refinancing of existing indebtedness of the Target, if any, the “Acquisition”).  You have also informed us that the Acquisition and related transaction fees and expenses are expected to be financed from some or all of the following: (i) existing liquidity sources, including available cash of the Borrower, (ii) issuance by the Borrower of senior unsecured notes (the “Notes”) pursuant to one or more private placements and (iii) the borrowing by the Borrower of loans under a senior unsecured term loan facility (the “Term Loan Facility”, the loans thereunder the “Term Loans”) and loans under the Revolving Credit Facility (as defined below) (such loans thereunder, the “Revolving Loans” and, together with the Notes and the Term Loans, the “Permanent Financing”) or, to the extent the Borrower does not issue and borrow the Permanent Financing on or before the time the Acquisition is consummated, borrowings by the Borrower of loans (the “Bridge Loans”) under a senior unsecured 364-day bridge loan facility in an aggregate principal amount up to $100,000,000 (the “Bridge Facility”).

In addition, you have advised us that you intend to amend (such amendment, the “Revolving Amendment”) that certain Credit Agreement dated as of January 11, 2019 among the Borrower, the lenders from time to time party thereto and Royal Bank of Canada (“RBC”), as administrative agent (as amended, waived, supplemented or otherwise modified from time to time, the “Existing Revolving Credit Agreement”), which Amendment shall result in the Borrower having an unsecured revolving credit facility of up to $450,000,000 or more (the “Revolving Credit Facility”).

The Acquisition, the Permanent Financing, the Bridge Facility, the Revolving Amendment and the transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”.

1.	Commitments; Titles and Roles.

Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as (i) sole lead arranger and sole bookrunner (the “Arranger”) and (ii) administrative agent (the “Administrative Agent”), in each case for the Bridge Facility.  Goldman Sachs is pleased to commit to provide the Borrower $100,000,000 of the Bridge Facility; provided that, the aggregate commitment of the Commitment Parties hereunder shall be automatically reduced (on a pro rata basis, or allocated between any affiliated Commitment Parties as they and Goldman Sachs may otherwise determine) at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Annex A hereto.  No other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments from Lenders in connection with the Bridge Facility, unless you and the Arranger shall so agree. Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”, and together with the Bridge Loan Agreement (as defined in Annex B), the “Loan Documents”) entered into by the Borrower and Goldman Sachs on the date hereof.

2.	Conditions Precedent.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Bridge Facility on the Closing Date (as defined in Annex A) are those set forth in Annex B (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter, the Loan Documents or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions the funding, if requested by the Borrower, under the Bridge Facility on the Closing Date shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (i) the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders and the Commitment Parties (but only to the extent that the Borrower or its applicable affiliates party to the Acquisition Agreement have the right not to consummate the Acquisition, or to terminate their obligation to consummate the Acquisition (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct, after giving effect to any applicable cure provisions) (the “Acquisition Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the Funding Conditions are satisfied (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual Funding Conditions).  As used herein, “Specified Representations” means representations made by the Borrower in the Loan Documents relating to incorporation or formation thereof; organizational power and authority thereof to enter into the Loan Documents; due execution and delivery thereby and enforceability of the Loan Documents; solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency defined in a manner consistent with Schedule I to Annex B); no conflicts of the Loan Documents with laws in any material respect, with charter documents, or with agreements of the Borrower with respect to indebtedness for borrowed money of the Borrower in a committed or outstanding principal amount in excess of $25 million; the Investment Company Act; and the use of proceeds will not violate Federal Reserve margin regulations, the PATRIOT Act, OFAC, FCPA or other anti-terrorism laws.

3.	Syndication.

Goldman Sachs reserves all rights to syndicate the Bridge Facility to the Lenders (as defined in Annex A), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Goldman Sachs. If Goldman Sachs elects to syndicate the Bridge Facility, then the selection of the Lenders (a) from the date hereof until 30 days following the date hereof (the “Initial Syndication Period”), shall be made jointly by Goldman Sachs and the Borrower and (b) following the Initial Syndication Period, shall be made by Goldman Sachs in consultation with the Borrower.  Goldman Sachs will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered, the final commitment allocations and the compensation provided to each Lender from the amounts to be paid to the Commitment Parties pursuant to the terms of this Commitment Letter and the Fee Letter; provided, that (x) during the Initial Syndication Period, all such determinations shall be made jointly by Goldman Sachs and the Borrower and (y) following the Initial Syndication Period, such determinations shall be made by Goldman Sachs in consultation with the Borrower. In no event shall any portion of the Bridge Facility be syndicated to (i) certain competitors of the Borrower and its subsidiaries identified in writing from time to time or (ii) institutions designated in writing by you at any time on or prior to the date of this Commitment Letter (such competitors and institutions (including their respective named affiliates designated in writing from time to time or otherwise clearly identifiable as affiliates solely on the basis of their name (other than bona fide fixed income investors or debt funds unless designated in writing on or prior to the date hereof)) collectively, the “Disqualified Institutions”; provided that any supplementation after the date hereof under clause (i) or clause (ii) shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Bridge Facility). The commitments of Goldman Sachs hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar as and when commitments for the Bridge Facility are received from other Lenders to the extent that each such Lender which has been selected pursuant to the syndication process set forth above becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation in form and substance reasonably satisfactory to Goldman Sachs and you (a “Joinder Agreement”) or (ii) party to the Bridge Loan Agreement as a “Lender” thereunder; provided further, however, with respect to any syndication (by execution of a Joinder Agreement or the Bridge Loan Agreement) of any portion of the commitments as set forth above other than to a Lender which either (x) is a lender under the Revolving Credit Facility or the Borrower has otherwise approved (such approval not to be unreasonably withheld, delayed or conditioned) or (y) otherwise is a commercial or investment bank whose long term senior unsecured debt is rated investment grade both by Moody’s Investor Services, Inc. (“Moody’s”) and by Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) upon first becoming party to this Commitment Letter or the Bridge Loan Agreement, the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder with respect to such syndicated portion of their commitments until funding of the Bridge Loans on the Closing Date has occurred.  The parties agree to cooperate in good faith to execute and deliver one or more Joinder Agreements promptly upon the selection of, and allocation of commitments to, the Lenders by Goldman Sachs in consultation with you, but subject to (to the extent applicable) your consent, approval and other rights as set forth above.  The Borrower agrees to use commercially reasonable efforts to ensure that Goldman Sachs’ syndication efforts benefit from the existing lending relationships of the Borrower and its subsidiaries and, to the extent practical and appropriate (and not in contravention of the Acquisition Agreement) of the Acquired Business. To facilitate an orderly syndication of the Bridge Facility, you agree that, until the earliest of (x) the termination of the syndication by Goldman Sachs and (y) 60 days following the Closing Date (such earliest date, the “Syndication Date”), the Borrower will not, and the Borrower will use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to ensure that the Acquired Business will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any bank or other loan facility or any debt or equity security of the Borrower or any of its subsidiaries or of the Acquired Business that would reasonably be expected to materially impair the syndication of the Bridge Facility, including any renewals or refinancings of any existing bank or other loan facility or debt security (other than (a) the Bridge Facility, (b) the Permanent Financing and the Revolving Amendment (each of which shall be syndicated in reasonable coordination with Goldman Sachs’ syndication of the Bridge Facility), (c) intercompany indebtedness, (d) commercial paper issuances, (e) deferred purchase price obligations, capital leases, letters of credit, purchase money and equipment financings, foreign subsidiary credit facilities, in each case, for the purposes of financing acquisitions or improvements of, or investments in, plant, property and equipment or otherwise in the ordinary course, (f) any offering of equity securities issued pursuant to equity compensation plans or otherwise undertaken for employee or director compensation purposes, (g) indebtedness resulting from factoring and/or supply chain financing programs, and (h) indebtedness incurred prior to the Closing Date by the Target or its subsidiaries and permitted by the Acquisition Agreement), without the prior written consent of Goldman Sachs (such consent not to be unreasonably withheld, conditioned or delayed).

Until the Syndication Date, the Borrower agrees to reasonably cooperate with Goldman Sachs, and agrees to use commercially reasonable efforts to cause the Acquired Business to cooperate with Goldman Sachs (but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement), in connection, in each case to the extent we reasonably request, with (i) the preparation of one or more customary information packages for the Bridge Facility regarding the business, operations, and financial projections of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, information relating to the Transactions prepared by or on behalf of the Borrower or the Acquired Business reasonably deemed necessary by Goldman Sachs to complete the syndication of the Bridge Facility, (ii) using commercially reasonable efforts to obtain, prior to launch of general syndication, ratings (but no specific rating) of Borrower’s senior unsecured indebtedness from DBRS Morningstar, Inc. (“Morningstar”), taking into account the Transactions, (iii) the presentation of one or more information packages for the Bridge Facility in customary format and content (collectively, the “Lender Presentation”) for use in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility, (iv) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders (and the use of commercially reasonable efforts to ensure direct contact between senior management and representatives, with appropriate seniority and expertise, of the Acquired Business with prospective Lenders (but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement)) and participation of such persons in meetings at reasonable times and locations mutually agreed upon and (v) providing KYC Documentation (as defined in Annex B) reasonably requested by any anticipated Lender.  Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of, the Bridge Facility or your compliance with this Section 3, and notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Loan Documents, neither the commencement nor completion of the syndication of the Bridge Facility nor the obtainment of ratings nor your compliance with any other part of this Section 3 (including, without limitation, the clear market provision above) shall constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.  It is also understood that the Borrower will not be required to provide any information to the extent that the provision thereof would, in the Borrower’s good faith opinion, violate (i) any attorney-client privilege (or result in the loss thereof), (ii) law, rule or regulation applicable to the Borrower, the Acquired Business or your or their respective affiliates or (iii) any obligation of confidentiality from a third party binding on you, the Acquired Business or your or their respective affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the Transactions, (y) you use commercially reasonable efforts to obtain a waiver of such confidentiality obligation and (z) to the extent permitted by any such obligation, you provide the Commitment Parties notice of the existence of such confidentiality obligation).  The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (in each case, solely to the extent provided to you for review a reasonable period of time prior to, and approved by you for, distribution, and other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered by or on behalf of you to the Commitment Parties in connection therewith (collectively, the “Information”) and acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  The Borrower agrees that Information regarding the Bridge Facility and Information provided by the Borrower, the Acquired Business or their respective representatives to any Commitment Party in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with Goldman Sachs’ standard syndication practices, and you acknowledge that no Commitment Party nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party or its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or any of their respective securities) (each, a “Public Lender”).  At the request of Goldman Sachs, the Borrower agrees to assist Goldman Sachs with the preparation of an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Borrower, the Acquired Business, or their respective affiliates or securities (with respect to information about the Acquired Business and its affiliates, to the Borrower’s knowledge).  The information to be included in any such additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes (if any).  It is understood that in connection with your assistance described above, you will provide a customary authorization letter to Goldman Sachs authorizing the distribution of the Information to prospective Lenders and containing a representation to the Commitment Parties, in the case of the public-side version, provided such materials have been provided to you for review for a reasonable period of time, that such Information does not include material non-public information about the Borrower, the Acquired Business, or their respective affiliates or their respective securities.  In addition, the Borrower will clearly designate as such Information provided to any Commitment Party by or on behalf of the Borrower or the Acquired Business which is suitable to make available to Public Lenders.  The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies Goldman Sachs in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective private Lenders): (a) drafts and final versions of the Bridge Loan Agreement and notes (if any); (b) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Facility.

4.	Information.

The Borrower represents and covenants that (i) all written or formally presented factual Information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided directly or indirectly by the Acquired Business or the Borrower to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided, that such representation and covenant with respect to the Acquired Business and its representatives is made solely to the Borrower’s knowledge; and (ii) the projections and other forward-looking information that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Acquired Business or the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such financial projections are furnished to the Commitment Parties, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower or Acquired Business’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.  You agree that if at any time prior to the later of (a) the Closing Date and (b) the Syndication Date, any of the representations of the preceding sentence would be incorrect in any material respect (solely to your knowledge insofar as it applies to the information concerning the Acquired Business) if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or with respect to the Acquired Business, use commercially reasonable efforts to cause the Acquired Business to supplement), the Information and projections so that such representations will be correct in all material respects in the light of the circumstances under which such statements are made (solely to your knowledge insofar as it applies to information regarding the Acquired Business) provided, that solely with respect to clause (ii) of the preceding sentence, the Borrower shall not be required to supplement (or with respect to the Acquired Business, use commercially reasonable efforts to cause the Acquired Business to supplement) the projections unless the Borrower obtains knowledge that the projections were not prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such financial projections were originally furnished to the Commitment Parties.  In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof.  We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues.  Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations shall not constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. If any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse such Commitment Party upon written demand (together with customary documentation in reasonable detail) for its reasonable documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Commitment Parties taken as a whole and if reasonably necessary, a single local counsel for all Commitment Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Commitment Party similarly situated taken as a whole).  The Borrower also agrees to indemnify and hold such Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person to the extent in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or a protected person and whether or not any such protected person is otherwise a party thereto).  Borrower’s obligation to indemnify or reimburse any Committed Party or Related Committed Party under either sentence above shall not apply to the extent that the applicable cost, expense, loss, claim, damage or liability (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Commitment Party or any Related Commitment Party thereof or (y) a material breach of the obligations of such Commitment Party or any Related Commitment Party thereof under this Commitment Letter; or (b) arises from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against Goldman Sachs in its capacity or in fulfilling its role as an agent or arranger role with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates or the Acquired Business.  If for any reason the foregoing indemnification is unavailable to such Commitment Party or insufficient to hold it harmless to the extent required by the foregoing, then the Borrower will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of such Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, such Commitment Party, any such affiliate and any such person.  The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party or a material breach of the obligations of such indemnified party; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.  Neither the Borrower nor any of its affiliates will be responsible or liable to the Commitment Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Section 5 with respect to any action, proceeding or investigation brought against any Commitment Party.  The provisions of this Section 5 will survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers, or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Section 5 hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part (i) to any of its affiliates; provided, that such assigning Commitment Party shall not be released from that portion of its commitments and agreements that has been so assigned unless the applicable assignee affiliate is Goldman Sachs or another Commitment Party, and (ii) in the case of assignments by Goldman Sachs, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a Joinder Agreement or other documentation reasonably satisfactory to Goldman Sachs and the Borrower as provided for in Section 3 above, and upon any such assignment pursuant to this clause (ii), Goldman Sachs will (only to the extent permitted in Section 3 above), be released from that portion of its commitments and agreements that has been so assigned.  If any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter and the Fee Letter (including the terms thereof) are exclusively for the information of the Borrower and may not be disclosed by you to any other person without our prior written consent except, after providing written notice to the Commitment Parties (to the extent practicable and not prohibited by applicable law), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s and its affiliates’ respective officers, directors, employees and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Borrower and its affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letter or the information contained herein and therein to the Sellers, the Target and its officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) in connection with the Transactions, who are directly involved in the consideration of the Transactions on a confidential basis (provided that any disclosure of the Fee Letter or its terms or substance to the Sellers, the Target or its officers, directors, employees, agents and advisors shall be redacted in a manner reasonably satisfactory to Goldman Sachs or its counsel), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law), (iv) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (v) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, Notes (if any) or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (vii) the information contained in Annex A, in any prospectus or other offering memorandum relating to the Notes, if any, (viii) the information contained in Annex A to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis, (ix) the existence and contents of this Commitment Letter (but not the Fee Letter), following your execution hereof, to potential Lenders in connection with the Transactions to the extent you notify such persons of their obligations to keep such material confidential, and (x) any such information to the extent that it becomes publicly available other than in violation of this Commitment Letter.

Each Commitment Party will treat as confidential all information provided to it by or on behalf of the Borrower or the Acquired Business or any of your or its subsidiaries or affiliates, and shall not disclose such information to any third party or circulate or refer publicly to such information without the Borrower’s prior written consent; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person or any of its Related Commitment Parties (as hereinafter defined), (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have agreed to treat such information confidentially, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Bridge Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of Goldman Sachs or customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies or to market data collectors as reasonably determined by the Commitment Parties; provided that such information is limited to Annex A and is supplied only on a confidential basis, (g) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and customary marketing information about the Bridge Facility and not so disclosed prior to your execution and return hereof, (h) received by such person on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already lawfully in the Commitment Parties’ possession on a non-confidential basis or is independently developed by the Commitment Parties, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated hereby or thereby or enforcement thereof or hereof.  The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Bridge Loan Agreement by the parties thereto, at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated Parties invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers.  In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates.  In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Affiliated Parties shall have no obligation to disclose such information, or the fact that the Affiliated Parties are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with the Affiliated Parties’ policies to hold in confidence the affairs of their customers, the Affiliated Parties will not furnish confidential information obtained from or on behalf of you in connection with the transactions contemplated by this Commitment Letter to any of their other customers.  Furthermore, you acknowledge that neither Affiliated Party nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Affiliated Parties may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates.  You agree that each Affiliated Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party and the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Affiliated Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Affiliated Party (x) has rendered advisory services of any nature or respect (other than as financial advisor to the Borrower or one of its affiliates (in such capacity, the “Financial Advisor”) in connection with the Acquisition), or (y) owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.  Each of the parties hereto agree to such retention of the Financial Advisor, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.  In addition, Goldman Sachs may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Goldman Sachs hereunder.  Goldman Sachs or its affiliates are, or may at any time be a lender under one or more existing credit facilities of the Borrower (and/or of its subsidiaries) (in such capacity, an “Existing Lender”).  The Borrower further acknowledges and agrees for itself and its subsidiaries that any such Existing Lender (a) will be acting for its own account as principal in connection with such existing credit facilities, (b) will be under no obligation or duty as a result of Goldman Sachs’ role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that each Existing Lender may be entitled to take or exercise in respect of such existing credit facilities and (c) may manage its exposure to such existing credit facilities without regard to Goldman Sachs’ role hereunder.  In addition, please note that the Affiliated Parties do not provide accounting, tax or legal advice.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the execution and delivery of the Bridge Loan Agreement by each of the parties thereto, (ii) the consummation of the Acquisition without using the Bridge Loans, (iii) the termination of the Borrower’s obligation to consummate the Acquisition pursuant to the Acquisition Agreement, and (iv) 5:00 pm (Central Standard Time) on February 8, 2021; provided that, to the extent the Expiration Date (as defined in the Acquisition Agreement) is extended to a date (the “Extended Date”) that is on or prior to August 5, 2021 in accordance with the definition of “Expiration Date” in the Acquisition Agreement (in the form last provided to the Arranger prior to its execution hereof), the date referred to in this clause (iv) shall, upon notice of such extension to the Arranger from the Borrower, be automatically extended to such Extended Date (the earliest time and date in clauses (ii) through (iv) being the “Commitment Termination Date”).

The provisions set forth under Sections 3, 4, 5, 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Loan Agreement) and this Section 9 hereof and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Loan Agreement is executed and delivered; provided that your obligations under Section 5 shall automatically be superseded and replaced (to the extent covered) by the corresponding provisions of the Bridge Loan Agreement upon the effectiveness thereof.  The provisions set forth in the Fee Letter and under Sections 5, 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder.

Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York (and in each case appellate courts therefrom), and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  Each party hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws, provided, that (i) the interpretation of the definition of Acquired Business Material Adverse Effect (as defined in Annex B) and whether or not an Acquired Business Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Representations and whether as a result of any inaccuracy thereof the Borrower or its affiliates have the right to terminate their respective obligation to consummate the Acquisition under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

Each of the Commitment Parties hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Commitment Party and such Lender to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Bridge Loan Agreement by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the Funding Conditions.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties this Commitment Letter, together with the Fee Letter, executed by you and a copy of the Acquisition Agreement executed by each of the parties thereto, prior to 11:59 p.m. (New York City time) on November 9, 2020, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If this Commitment Letter and the Fee Letter have not been signed and returned together with a copy of the executed Acquisition Agreement as described in the preceding sentence by such earlier time, this offer will terminate at such time.  We look forward to working with you on this transaction.

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Very truly yours,
GOLDMAN SACHS BANK USA
By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

Signature Page to Commitment Letter

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

CASEY’S GENERAL STORES, INC.

By:	/s/ Brian J. Johnson
Name:	Brian J. Johnson
Title:	Senior Vice President, Investor Relations and Business Development, Assistant Secretary

Signature Page to Commitment Letter

ANNEX A

Project Blackshirts
Summary of the Bridge Facility

Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Casey’s General Stores, Inc. (the “Borrower”).

Guarantors:	None.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used (i) to fund, in part, the Acquisition and (ii) to pay fees and expenses related to the Transactions.

Sole Lead Arranger and Sole Bookrunner:	Goldman Sachs Bank USA (“Goldman Sachs”, in its capacities as Sole Lead Arranger and Sole Bookrunner, the “Arranger”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:
Goldman Sachs and/or other financial institutions (other than Disqualified Institutions) selected in accordance with Section 3 of the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:
A $100,000,000 senior unsecured term loan facility (the “Bridge Facility” and the loans thereunder, the “Bridge Loans”) less, the amount of any applicable reduction to the commitments (the “Commitments”) under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments/Commitment Reductions” below.

Availability:	One drawing may be made under the Bridge Facility on the Closing Date.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date. No amortization will be required with respect to the Bridge Facility.

Closing Date:	The date on or before the Commitment Termination Date on which the borrowing under the Bridge Facility is made and the Acquisition is consummated (the “Closing Date”).

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, as follows:

(a)	at the Base Rate plus the Applicable Margin; or

(b)	at the reserve adjusted Eurodollar Rate plus the Applicable Margin.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.  In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to a reserve adjusted Eurodollar Rate “floor” of 1.00%) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

“Applicable Margin” means a percentage per annum determined in accordance with the pricing grid below:

Applicable Margin
	Base Rate Loans	Eurodollar Rate Loans
Closing Date through 89 days after Closing Date	150 bps	250 bps
90 days after Closing Date through 179 days after Closing Date	200 bps	300 bps
180 days after Closing Date through 269 days after Closing Date	250 bps	350 bps
270 days after Closing Date and thereafter	300 bps	400 bps

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case, plus an additional 2% per annum.  Such interest will be payable on demand.

Interest Payments:
Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months or such other period that is 12 months or less requested by the Borrower and agreed to by all Lenders) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Commitment Fees:
Commitment fees (“Commitment Fees”) equal to 0.50% times the daily average undrawn Commitments will accrue during the period commencing on the later of (i) the date (the “Commitment Fee Start Date”) that is 90 days after the date of the Commitment Letter and (ii) the date of execution of the Bridge Loan Agreement and ending on the date of termination of the Commitments (including upon the Closing Date), payable to the Lenders upon the termination of the Commitments.

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Duration Fees:
Duration Fees in amounts equal to the percentage, determined in accordance with the grid below, of the principal amount of the Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.75%	1.00%	1.25%

Voluntary Prepayments/Commitment Reductions:
The Bridge Facility may be voluntarily prepaid and the Commitments thereunder may be reduced by the Borrower, in whole or in part without premium or penalty; provided that Bridge Loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs.  Voluntary prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments/Commitment Reductions:
The following amounts shall be applied to prepay the Bridge Loans (and, prior to the Closing Date, the Commitments of the Lenders, pursuant to the Commitment Letter and the Bridge Loan Agreement, shall be automatically and permanently reduced by such amounts) as set forth below (it being understood that the following shall not include amounts received by the Target and its subsidiaries prior to becoming subsidiaries of the Borrower on the Closing Date):

(a)  100% of the net cash proceeds (including into escrow) of any sale or issuance of debt securities (including the Notes, if any) or any incurrence or borrowing of other indebtedness for borrowed money (other than as described in clause (b) below and Excluded Debt (as defined below)), or issuance of any equity securities or equity-linked securities (other than any such issuances pursuant to employee stock plans or other benefit or employee or director incentive arrangements), in each case on or after the date of the Commitment Letter, by the Borrower or any of its subsidiaries;

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(b)  other than with respect to Excluded Debt, (i) 100% of the committed and unfunded amount (less direct costs and expenses related thereto and any fees payable thereunder) or (without duplication) (ii) 100% of the net cash proceeds (including into escrow), in each case, of loans under any loan facility or similar agreement (including any commitments or loans under the Revolving Credit Facility or the Term Loan Facility in excess of the respective amounts thereof which constitute Excluded Debt) in connection with financing the Transactions (but in the case of clause (i) only to the extent that a definitive credit or similar agreement (including by amendment to an existing loan or other agreement increasing the commitment thereunder) with respect thereto has been executed and become effective and the conditions to availability thereunder are no more restrictive to the Borrower than the conditions to availability of the Bridge Facility) (a “Qualifying Loan Facility”); and

(c)  100% of the net cash proceeds (including cash equivalents) actually received of any sale or other disposition (including any casualty or condemnation) of any assets outside the ordinary course of business on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries, except for (i) sales or other dispositions between or among the Borrower and its subsidiaries, (ii) sale leaseback transactions, (iii) dispositions pursuant to factoring and/or supply chain financing programs and (iv) sales or other dispositions, the net cash proceeds of which do not exceed $25 million in the aggregate to the extent not reinvested in the business within 6 months (or 9 months, to the extent committed to be reinvested within 6 months) following receipt.

For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among the Borrower and/or its subsidiaries, (ii) issuances under commercial paper programs, (iii) capital leases, letters of credit and purchase money and equipment financings, in each case, for the purposes of financing acquisitions or improvements of, or investments in, plant, property and equipment or otherwise in the ordinary course, (iv) commitments and indebtedness under the Revolving Credit Facility, other existing credit lines and commitments and indebtedness with respect to the Term Loan Facility, and refinancings or replacements thereof, in an aggregate, committed or outstanding principal amount not exceeding $725 million; provided, however, that any loans borrowed under such facilities in excess of $300 million in the aggregate (except for borrowings under the Revolving Credit Facility and such other existing credit lines used solely for the purposes of financing ordinary course working capital requirements of the Borrower and its subsidiaries) shall not constitute Excluded Debt, (v) indebtedness resulting from factoring and/or supply chain financing programs and (vi) other indebtedness (except the Permanent Financing) in an aggregate principal amount up to $25 million.

Mandatory prepayments of the Bridge Loans may not be reborrowed.

All voluntary and mandatory prepayments of Bridge Loans and reductions of Commitments as set forth above shall be allocated among the Lenders on a pro rata basis (or, as between Lenders that are affiliated with each other, allocated between them as they may otherwise determine and notify to the Administrative Agent) and the Borrower shall notify the Administrative Agent within three business days of any receipt by the Borrower or any of its subsidiaries of the proceeds described above or of having entered into a Qualifying Loan Facility.

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Documentation Principles:
The Bridge Loan Agreement shall contain representations, warranties, covenants and events of default based on and substantially similar to the Existing Revolving Credit Agreement (as in effect on the date of the Commitment Letter), shall contain only mandatory prepayment and commitment reduction provisions set forth above and the representations, warranties, covenants and events of default set forth below, and the conditions precedent thereto shall be limited to the Funding Conditions.

For purposes hereof, including the Commitment Letter and all attachments thereto, the term “substantially similar to the Existing Revolving Credit Agreement” and words of similar import means substantially the same as the Existing Revolving Credit Agreement (as in effect on the date of the Commitment Letter) with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Revolving Credit Agreement (including without limitation, customary LIBOR replacement provisions, changes with respect to ERISA representations required under the Department of Labor’s 2016 Fiduciary Rule, Delaware LLC divisions, QFC stay rules and beneficial ownership regulations), (c) to reflect the reasonable operational or administrative requirements of the Administrative Agent, (d) to accommodate the structure of the Transactions and (e) otherwise as mutually agreed by the Borrower and the Arranger.

Representations and Warranties:
Subject to the Documentation Principles, limited to the representations and warranties set forth in, and substantially similar to the Existing Revolving Credit Agreement, to be made on the date of the Bridge Loan Agreement (other than solvency) and on the Closing Date; provided that a customary representation with respect to solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions shall be included (solvency to be defined in a manner consistent with Schedule I to Annex B).

Affirmative Covenants:	Subject to the Documentation Principles, limited to the affirmative covenants set forth in and substantially similar to the Existing Revolving Credit Agreement.

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Negative Covenants:	Subject to the Documentation Principles, limited to the negative covenants set forth in and substantially similar to the Existing Revolving Credit Agreement.

Financial Covenants:	Subject to the Documentation Principles, maintenance of:

(i) a maximum ratio of Consolidated Total Indebtedness as of the last day of any Test Period to Consolidated EBITDA of the Borrower and its consolidated subsidiaries for such Test Period to be not greater than 4.00:1.00; provided, that if the Borrower consummates a Material Acquisition (as defined below), for each Test Period ending on or prior to the last day of the first four full fiscal quarters following the date of such Material Acquisition, the foregoing Consolidated Leverage Ratio level shall be deemed to be increased to 4.50:1.00; and

(ii) a maximum ratio of Consolidated EBITR as of the last day of any Test Period to Consolidated Interest Expense plus Consolidated Rental Expense of the Borrower and its consolidated subsidiaries for such Test Period (in each case, as defined in that certain Note Purchase Agreement, dated as of June 30, 2020, by and among the Borrower and the purchasers from time to time party thereto) to be not less than 2.00 to 1.00;

in each case, effective as of the Closing Date and tested commencing with the first fiscal quarter ending after the Closing Date.

Events of Default:	Subject to the Documentation Principles, limited to those set forth in and substantially similar to the Existing Revolving Credit Agreement (each an “Event of Default”).

Without limiting (and subject to) the Funding Conditions, the Lenders shall not be entitled to reduce or terminate the Commitments as a result of the occurrence of an Event of Default prior to or on the Closing Date unless a payment or bankruptcy Event of Default has occurred and is continuing.  The acceleration of the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an Event of Default is outstanding and continuing at such time.

Conditions Precedent to
Closing and Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the Funding Conditions.

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Assignments and Participations:
The Lenders may assign all or, in an amount of not less than $10 million, any part of, their respective shares of the Bridge Facility to one or more persons (other than Disqualified Institutions) which are reasonably acceptable to (a) the Administrative Agent and (b) except (i) with respect to assignments made pursuant to the syndication provisions of the Commitment Letter or (ii) when a bankruptcy or payment Event of Default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments of (x) Commitments or Bridge Loans made to another Lender, or (y) Bridge Loans made to an affiliate or approved fund thereof, in each case will not be subject to the above consent requirements.  The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within five business days of an assignment request.  Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Bridge Loan Agreement.  A $3,500 processing fee will be required of the assignee or assignor in connection with any such assignment, with exceptions to be agreed.  The Lenders will also have the right to sell participations without restriction (other than to natural persons), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Required Lenders:
Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Bridge Loans (“Required Lenders”); provided that, in addition to the approval of Required Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest (other than default interest), fees or premium, (c) extensions of final maturity or the due date of any principal, interest, or fee payment, (d) certain pro rata sharing provisions, (e) the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Loan Agreement or (f) the amendment provisions included in the Bridge Loan Agreement.

Yield Protection:
The Bridge Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto.  For all purposes of the Bridge Loan Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Loan Agreement.  The Bridge Facility will provide that all payments are to be made free and clear of taxes (with customary exceptions).

7

Indemnity:
The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and representatives) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense to the extent incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the gross negligence, bad faith or willful misconduct of such indemnified party or any Related Commitment Party thereof, or material breach of any Loan Document by such indemnified party or any Related Commitment Party thereof or (b) arising from disputes among such indemnified parties other than any claims against Goldman Sachs in its capacity or in fulfilling its role as an agent or arranger role with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates) (provided, that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole).

E.U. Bail-in Provisions:	The Bridge Facility will include customary “E.U. Bail-in” provisions.

Governing Law and
Jurisdiction:
The Bridge Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (and appellate courts therefrom) and the parties will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and
Administrative Agent:	Weil, Gotshal & Manges LLP.

8

ANNEX B

Project Blackshirts
Conditions Precedent to the Bridge Facility

Certain capitalized terms used herein are defined in the Commitment Letter, of which this Annex B is a part.

1.
Bridge Loan Agreement.  The execution and delivery by the Borrower of a bridge loan agreement (the “Bridge Loan Agreement”) in respect of the Bridge Facility consistent with the terms set forth in this Commitment Letter (including the Documentation Principles).

2.
Permanent Financing. The Borrower shall have issued or borrowed, as applicable, the Permanent Financing (either prior to, or substantially contemporaneously with, the borrowing under the Bridge Facility) in an aggregate principal amount that, when added to its available cash and the proceeds of the Bridge Loans, is sufficient to consummate the Acquisition.

3.
Concurrent Transactions.  The terms of the Acquisition Agreement will be reasonably satisfactory to the Arranger (it being agreed that the version of the Acquisition Agreement provided to the Arranger most recently prior to its execution of the Commitment Letter is reasonably satisfactory to the Arranger) and the Acquisition shall have been (or, substantially contemporaneously with the borrowing under the Bridge Facility, shall be) consummated pursuant to the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto that, taken as a whole, are materially adverse to the interests of the Lenders, the Commitment Parties or the Arranger, unless the Arranger shall have provided its written consent thereto (it being understood that any change in the purchase consideration of less than 10.0% in respect of the Acquisition will be deemed not to be materially adverse to the Lenders, the Commitment Parties and the Arranger; provided, that any reduction of the cash portion of the purchase consideration shall be allocated to a reduction of the Bridge Facility).

4.
No Material Adverse Effect.  Since December 31, 2019, except as set forth on Schedule 3.6 of the Disclosure Schedules (in the form last provided to the Arranger prior to its execution of the Commitment Letter), there has not occurred any event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has had, or that would reasonably be expected to have, an Acquired Business Material Adverse Effect on the Companies. As used in this paragraph, (i) “Acquired Business Material Adverse Effect” means a “Material Adverse Effect”, and (ii) each other capitalized term has the meaning, in each case, as respectively defined in the Acquisition Agreement (in the form last provided to the Arranger prior to its execution of the Commitment Letter).

5.
Financial Statements.  The Arranger shall have received (i) audited financial statements of the Borrower for each of its three most recent fiscal years ended at least 60 days prior to the Closing Date; (ii) unaudited financial statements of the Borrower for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date; and (iii) audited and unaudited financial statements related to the Acquired Business and customary pro forma financial statements of the Borrower giving effect to the Transactions and any other recent or probable acquisition, in each case as would be required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, amended (the “Securities Act”) to be included in a Current Report on Form 8-K based on the Closing Date, regardless of when the Borrower files such financial statements, and in each of (i) through (iii) meeting the requirements of Regulation S-X under the Securities Act.  The Arranger hereby acknowledges that the Borrower’s public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any required financial statements will satisfy the requirements of this paragraph.

6.
Payment of Fees and Expenses.  All costs, fees, expenses (including, without limitation, legal fees and expenses) and the fees contemplated by the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders, in each case, to the extent invoiced to the Borrower at least two business days prior to the Closing Date, shall have been paid (or substantially concurrently with the funding of the Bridge Loans shall be paid or netted therefrom) on or prior to the Closing Date, in each case, to the extent required by the Loan Documents to be paid on or prior to the Closing Date.

7.
Customary Closing Documents.  The Borrower shall have complied with the following customary closing conditions: (i) the delivery of a customary legal opinion from Dentons or other counsel reasonably acceptable to the Arranger, the Borrower’s certificate of incorporation, good standing certificate and bylaws, a customary officer’s certificate with respect to incumbency and satisfaction of closing conditions, customary evidence of authority and a customary borrowing notice, in each case in customary form and substance reasonably satisfactory to the Arranger and (ii) delivery of a solvency certificate from the chief financial officer or treasurer of the Borrower in the form attached hereto as Schedule I evidencing pro forma solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date.  The Arranger will have received at least three business days prior to the Closing Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering and beneficial ownership rules and regulations, including the Patriot Act, to the extent reasonably requested of the Borrower in writing at least ten business days prior to the Closing Date, including a beneficial ownership certification for each legal entity customer required under the beneficial ownership regulation (all of the foregoing, collectively, “KYC Documentation”).

8.
Accuracy of Representations/No Default.  At the time of and upon giving effect to the borrowing and application of the Bridge Loans on the Closing Date, (i) the Acquisition Representations and the Specified Representations shall be true and correct, in all (except to the extent already qualified by materiality or material adverse effect) material respects and (ii) there shall not exist any Event of Default under the Bridge Loan Agreement.

Annex B-2

SCHEDULE I
TO ANNEX B

Project Blackshirts
Form of Solvency Certificate

SOLVENCY CERTIFICATE
of
CASEY’S GENERAL STORES, INC.
AND ITS SUBSIDIARIES

Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in the undersigned’s capacity as [chief financial officer] [treasurer] of Casey’s General Stores, Inc. (the “Borrower”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.
The fair value of the assets of the Borrower and its subsidiaries, on a consolidated going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

c.
The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Annex B-3

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in the undersigned’s capacity as [chief financial officer] [treasurer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

CASEY’S GENERAL STORES, INC.

By:
Name:
Title: